Jason Booth, Appointed to Omni U.S.A. Board of Directors

CARLSBAD, CA—Aug. 30, 2006 - Omni U.S.A., Inc (SYMBOL:OUSA), the parent company for Brendan Technologies, Inc., a company focused on data computation, analysis and quality control software for the pharmaceutical and life science markets, today announced Jason Booth has joined Omni’s Board of Directors.

Owner of Booth Publications, Inc., Mr. Booth’s 15 years of business experience have focused on sales and marketing campaigns primarily for the pharmaceutical industry. Mr. Booth also has extensive experience in providing executive recruiting and retention consulting services for large and small company human resource departments. Mr. Booth is also on the board of directors of the Potawatomi Business Development Corporation, who in July 2006, purchased from Omni a $1 million 8% convertible debenture with attached common stock purchase warrants. He is also a tribal member of the Turtle Mountain Band of Chippewa Indians.

About Brendan Technologies, Inc.

Brendan Technologies, Inc. has been actively involved in providing software solutions to improve the accuracy, quality control, workflow, and regulatory compliance of immunoassay testing in laboratories in the biopharmaceutical, clinical, research, veterinarian and agricultural industries. The Company's innovative software addresses the data analysis, workflow, and regulatory needs of its customers, many of which are Fortune 1000 organizations that represent some of the largest corporations in their respective fields. Brendan Technologies is currently redesigning and expanding its current product lineup to better capitalize on the growing demand of its target markets for more advanced software. More information is available at www.brendan.com.

Safe Harbor Statement
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities Exchange Commission.

Contact

Omni U.S.A., Inc.
Lowell W. Giffhorn
760-929-7500